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                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                                    ---------------------------
                                                         SEC FILE NUMBER
                                                         0-27736
                                                    ---------------------------

                                                    ---------------------------
                                                         CUSIP NUMBER
                                                         730715 10 9
                                                    ---------------------------
(Check One):
 |_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q |_| Form N-SAR

     For Period Ended: March 31, 1998

     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR

     For the Transition Period Ended:

==============================================================================
  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

 Nothing in this form shall be construed to imply that the Commission has
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                   verified any information contained herein.
                   ------------------------------------------
==============================================================================



If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

==============================================================================

PART I -- REGISTRANT INFORMATION
--------------------------------

Point West Capital Corporation
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Full Name of Registrant



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Former Name if Applicable


1700 Montgomery Street, Suite 250
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Address of Principal Executive Office (Street and Number)


San Francisco,  CA  94111
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City, State and Zip Code



PART II -- RULES 12b-25(b) AND (c)
----------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule12b-25(b), the following should be completed.

(Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the | calendar day following
[ ] the prescribed due date; and subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25
             (c) has been attached if applicable.

PART III -- NARRATIVE
---------------------
The Form 10-Q for the period ending March 31, 1998 could not be filed pending analysis of certain disclosures regarding growth prospects of subsidiaries.



PART IV--OTHER INFORMATION
--------------------------


(1) Name and telephone number of person to contact in regard to this notification

     Jennifer Farmer         415                    394-9467
    ----------------      ----------           ------------------
      (Name)             (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
    identify report(s).      |X| Yes |_| No
===============================================================================

    Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                             |_| Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                   Point West Capital Corporation
                  -------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date       May 15, 1998
     -----------------------------
By   /S/ Alan B. Perper
    ------------------------------